Exhibit 99.1
Media Contact:
Steve Zivanic
QLogic Corporation
408.667.8039
steve.zivanic@qlogic.com
Investor Contact:
Doug Naylor
QLogic Corporation
949.389.7525
doug.naylor@qlogic.com
QLogic Names Simon Biddiscombe Chief Executive Officer and
HK Desai Executive Chairman in Planned Transition
Doug Naylor named Interim Chief Financial Officer
ALISO VIEJO, Calif., October 21, 2010—QLogic Corp. (Nasdaq:QLGC), a leading supplier of high performance network infrastructure solutions, today announced that its Board of Directors appointed Simon Biddiscombe as the company’s president and chief executive officer, succeeding HK Desai who led the company as chief executive officer for the past fifteen years. The planned transition in leadership will be effective on November 15, 2010 at which time Biddiscombe will also join the company’s Board of Directors increasing the number of directors to nine.
Biddiscombe has been QLogic’s senior vice president and chief financial officer since April 2008, when he joined the company.
HK continues as chairman of the Board of Directors. He also assumes the role of executive chairman, a newly created position that will focus on technology and product roadmaps as well as continuing and expanding relationships with strategic customers.
“I am very proud of the unique culture we have created at QLogic. This culture has been vital to our achieving a leadership position in the storage networking market. Also, I am very grateful for the loyalty of our employees and our customers over the past fifteen years. I look forward to supporting Simon for at least the next three years in my role as executive chairman,” said HK. “Simon has proven leadership skills, strategic vision and the operational capabilities to lead QLogic as our business continues to move forward.”
“I am honored to be following in HK’s footsteps,” said Biddiscombe. “HK has successfully led QLogic for fifteen years. He has grown the business from $54 million in annual revenues and 145 employees to $549 million in annual revenues and over 1,000 employees.”
HK added “We are very excited about QLogic’s leadership position in the data center of today and the incremental opportunities that we see ahead of us in the next generation data centers of tomorrow. We are focused on creating success for our shareholders, customers and partners.”
The company also announced that Doug Naylor, currently vice president of finance, will act as interim chief financial officer. The company will immediately begin a search for a new chief financial officer.
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About QLogic
QLogic (Nasdaq:QLGC) is a global leader and technology innovator in high performance networking, including adapters, switches and ASICs. Leading OEMs and channel partners worldwide rely on QLogic products for their data, storage and server networking solutions. QLogic is a NASDAQ Global Select company and is included in the S&P 500. For more information, visit www.qlogic.com.